Exhibit 99.1

IGC Pharma Announces Results of 2025 Annual Meeting of Stockholders

POTOMAC, MARYLAND - October 10, 2025 - IGC Pharma, Inc. (“IGC Pharma”, “IGC”, or the “Company”) (NYSE American: IGC) a clinical-stage biotechnology company leveraging AI to develop innovative treatments for Alzheimer’s disease, today announced results from its Annual Meeting of Stockholders scheduled for and convened on October 10, 2025 (the “Annual Meeting”). All proposals as disclosed on the Definitive Proxy Statement on Schedule 14A filed with the SEC on August 18, 2025, were passed by the requisite vote of the stockholders. Only stockholders of record on the record date of July 28, 2025, were entitled to and requested to vote at the Annual Meeting.

At the Annual Meeting, all of the following proposals were approved by the requisite vote of the stockholders: (i) the election of Mr. Ram Mukunda and Mr. James Moran to the Company’s board of directors to serve as Class C directors until the 2028 annual meeting of Stockholders; (ii) the proposal to ratify the appointment of Manohar Chowdhry & Associates as the Company’s independent registered public accounting firm for the 2026 fiscal year; (iii) the grant of 5,000,000 shares of common stock to be granted from time to time to the Company’s current and new employees, advisors, directors, and consultants by the board of directors, pursuant to certain metrics including performance, vesting, and incentive as set by the board of directors and or the CEO; and (iv) to effect an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of our common stock from 150,000,000 shares to 600,000,000 shares of common stock.

About IGC Pharma (dba IGC):

IGC Pharma (NYSE American: IGC) is a clinical-stage biotechnology company leveraging AI to develop innovative treatments for Alzheimer’s and metabolic disorders. Our lead asset, IGC-AD1, is a cannabinoid-based therapy currently in a Phase 2 trial (CALMA) for agitation in Alzheimer’s dementia. Our pipeline includes TGR-63, targeting amyloid plaques, and early-stage programs focused on neurodegeneration, tau proteins, and metabolic dysfunctions. We integrate AI to accelerate drug discovery, optimize clinical trials, and enhance patient targeting. With more than 30 patent filings, 12 patents granted and a commitment to innovation, IGC Pharma is advancing breakthrough therapies.

Forward-Looking Statements:

This press release contains forward-looking statements. These forward-looking statements are based largely on IGC Pharma’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC Pharma’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of the Company’s products or technologies, including the products or formulations described in this release, or failure to obtain regulatory approval for the products or formulations, where required, or government regulations affecting AI or the AI algorithms not working as intended or producing accurate predictions; general economic conditions that are less favorable than expected; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC Pharma’s U.S. Securities and Exchange Commission (“SEC”) filings. IGC incorporates by reference its Annual Report on Form 10-K filed with the SEC on June 27, 2025, as if fully incorporated and restated herein. Considering these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur. IGC Pharma, Inc. assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Contact Information

Rosalyn Christian / John Nesbett

IMS Investor Relations

igc@imsinvestorrelations.com

(203) 972-9200